Exhibit 99.1

 Callon Petroleum Company Reports 121% Increase in Estimated Total Proved Reserves and Announces 2015 Operational Plan

NATCHEZ, Miss., Feb. 5, 2015 /PRNewswire/ -- Callon Petroleum Company (NYSE: CPE) ("Callon" or the "Company") today announced its operational and financial guidance for 2015 and an operational update, including updated fourth quarter 2014 production guidance and proved reserve estimates for the year ended December 31, 2014.

  Establishes a 2015 operational capital budget range of $150 - $165 million, a reduction of approximately 25% - 30% relative to the comparable 2014 budgeted amount of $215 million
  Forecasts 2015 production range of 8,000 - 8,400 barrels of oil equivalent per day ("BOE/d"), representing an annual increase of approximately 45% over calendar year 2014 guidance
  Estimates total proved reserves of 33 million barrels of oil equivalent ("BOE") at December 31, 2014, an increase of approximately 121% over the prior year-end, of which 55% are classified as proved developed producing
  Announces results from initial Lower Spraberry wells in Midland County, with average initial production rates of 891 BOE/d from 4,682' of average completed lateral section (on a two-stream basis)

Fred Callon, Chairman and CEO, commented "We enter 2015 with a solid foundation of properties and an associated drilling portfolio concentrated in the heart of the Midland Basin. Our continuing focus on established zones in our core fields translates into an operational plan that requires minimal high-grading of acreage relative to previous activity. Importantly, we have been proactive in working with our service partners over the last few months to enhance the economics of our drilling program. Our capital budget includes the impact of 15% - 25% decreases that have already been achieved across a broad spectrum of well costs, and we expect that these costs will continue to decrease in a protracted, low commodity price environment. Assuming a flat, long-term $55 per barrel realized oil price, we estimate that our 2015 drilling program will yield average returns on capital of approximately 25% based on the service cost reductions received to date. As a result, we believe our focused, two-rig horizontal drilling program will continue to add value to our shareholders, and position Callon to capitalize on further potential decreases in development costs while maintaining operational momentum for the future."

2015 Capital Plan

Key elements of the 2015 operational plan include:

  30 gross (23.7 net) operated horizontal wells scheduled to be placed on production
    Average drilled lateral length of approximately 6,800 feet, ranging from 5,000 to 10,000 feet
    All wells completed from pads ranging from two to four wells
    Targeted 40% of wells online in 1st half of 2015 and 60% in 2nd half of 2015
  Breakdown of gross wells scheduled to be placed on production in 2015:
	Lower Spraberry	Wolfcamp A	Upper Wolfcamp B	Lower Wolfcamp B
Central Midland Basin
Midland County	4	-	10	-
Southern Midland Basin
Upton County	1	-	6	1
Reagan County	-	1	1	6
Total	5	1	17	7

  Incremental horizontal activity includes one non-operated gross (0.6 net) well in Upton County targeting the Upper Wolfcamp B

Callon is currently operating two horizontal drilling rigs and one vertical rig that is being used to drill the vertical section of horizontal wells. The Company will release the vertical rig by mid-March 2015, subject to a maximum early termination payment of approximately $3.9 million. Callon will continue to operate a two rig horizontal drilling program with contracted dayrates that have been reduced by approximately 20% as of January 1, 2015.

In addition to the drilling rig cost savings referenced above and ongoing efficiency gains, Callon has secured cost reduction commitments from several other oilfield service companies including its completions partner which provides a suite of products and services. Based on the level of cost reductions achieved to date, the Company has established an operational capital budget (including facilities and infrastructure) of $150 - $165 million for 2015, and will continue to pursue additional capital cost savings as the year progresses. In addition to this range of expenditures, the Company forecasts capitalized general and administrative expenses of approximately $12 million.

Callon will continue to monitor the commodity price environment, in conjunction with the evolution of completed well costs, to assess modifications to its operating plan that would be necessary to continue to achieve acceptable returns on capital and maintain a strong liquidity position. Importantly, Callon has minimal drilling obligations within its acreage portfolio, which is largely held-by-production, providing the operational flexibility to accommodate any potential reduction in drilling activity without exposing acreage to expirations. As of January 1, 2015, Callon estimates that only three (gross) of its planned horizontal wells in 2015 are required to satisfy continuous drilling obligations.

2015 Annual Guidance

Callon provided the following operational and financial guidance related to the 2015 capital plan compared to previously provided guidance for 2014.

	Full Year 2014	Full Year 2015
Total production (BOE/d)	5,650 - 5,700	8,000 - 8,400
% oil	80% - 82%	79% - 81%

Expenses (per BOE)
LOE, including workovers	$9.50 - $10.00	$8.75 - $9.50
Production taxes, including ad valorem	$4.25 - $4.75	$3.00 - $3.50
Adjusted G&A (a)	$9.00 - $10.00	$5.75 - $6.25
Recurring cash component (b)	85%	85%

(a)	Excludes certain non-recurring expenses and non-cash valuation adjustments related to incentive compensation plans.
(b)	Excludes stock-based compensation and corporate depreciation and amortization.

Production. Production volumes are anticipated to increase approximately 45% in 2015 over 2014 full-year estimates and approximately 15% from the fourth quarter of 2014 to the fourth quarter of 2015. Guidance includes the impact of adverse weather conditions on operations and marketing that was experienced earlier this year.

LOE, including workovers. Lease operating expenses are expected to benefit from lower workover expenses in 2015 due to a reduced level of remediation investment into mature vertical wells in a lower commodity price environment, combined with service cost reductions.

Production taxes, including ad valorem. Production taxes are forecast to be lower on a per unit basis due to the assumed commodity price environment. The aggregate amount of production taxes, including ad valorem, is estimated to be approximately 6.5% of total unhedged revenues in 2015.

Adjusted G&A. Adjusted G&A (which excludes certain non-recurring expenses and non-cash valuation adjustments related to incentive compensation plans) is anticipated to be lower on a per unit basis due to increased production volumes combined with recently implemented corporate cost reduction initiatives. The recurring cash component of Adjusted G&A is expected to be 85% in 2015, similar to full-year 2014 guidance.

Operations Update

Recent Well Performance

Callon currently has 51 horizontal wells located in the Central and Southern Midland Basin, producing from four established zones including the Upper and Lower Wolfcamp B, the Wolfcamp A and, most recently, the Lower Spraberry. The Company's first two horizontal wells in the Lower Spraberry are located at the Carpe Diem field and the recently acquired Casselman field, both in northwest Midland County. Additional recent horizontal well results with extended production data from normalized operations are highlighted below. All production rates are presented on a "two-stream" basis.

				24-Hour Peak Rate (BOE/d; Two-stream)		30-Day Average Peak Rate (BOE/d; Two-stream)
Well	County	Completed Lateral (ft)	Maximum Fluid (Bbl/d)(a)	Production (% oil)	Per 1,000' Lateral Feet	Production (% oil)	Per 1,000' Lateral Feet
Lower Spraberry
Casselman 40-4H LS	Midland	4,398'	2,334	1,035 (89%)	235	751 (87%)	171
Kendra-Annie 15SH	Midland	4,966'	1,944	746 (89%)	150	591 (87%)	134
Upper Wolfcamp B
Casselman 8-1H	Midland	4,656'	2,263	988 (83%)	216	788 (83%)	169
Bohannon 24-2H WB	Andrews	4,660'	1,810	745 (86%)	160	398 (82%)	85
Lower Wolfcamp B
Neal 658LH	Upton	7,099'	1,509	1,027 (80%)	145	872 (77%)	123

(a)	Maximum combined oil and water volumes during controlled flowback on the date of the 24-Hour Peak Rate.

The 30-day average peak rate observed at the Casselman field was materially above the comparable peak rate associated with the Lower Spraberry type curve presented at the time of the acquisition in September 2014. The 30-day average peak rate corresponding to the type curve used for evaluation and planning purposes at that time was approximately 315 BOE/d for the Lower Spraberry, assuming equivalent completed lateral lengths.

Callon continues to implement an increasing proportion of gas lift systems for wells targeting the Wolfcamp zones. The Company believes that this form of artificial lift, combined with the practice of restricting total produced fluids (oil and water) to a range of 1,500 - 2,400 barrels per day, will contribute to shallower production declines and reduce the impact of interference from well completions. In addition, the Company believes there are additional economic benefits from these practices, including the deferral of a portion of production volumes in a contango oil price environment and a reduction in water-handling infrastructure investments.

Production Update

The Company experienced varying degrees of downtime starting on December 29, 2014 that lasted for approximately ten days due to adverse weather conditions and the related impact on transportation logistics. Callon estimates that its average net production volume was approximately 8,000 BOE/d during the last week of December 2014, but trucking disruptions prevented a portion of those volumes from being marketed. As a result, Callon has revised its fourth quarter 2014 daily production guidance to a range of 7,250 - 7,300 BOE/d day, representing a 1.7% reduction from previous guidance based on midpoints. Oil marketing and production operations returned to normal in early January and the downtime impact experienced during the first week of January has been incorporated into 2015 guidance metrics.

2014 Proved Reserve Estimates

The Company recently completed its reserve audit for the year ended December 31, 2014 with its newly appointed independent reserve auditor, DeGolyer and MacNaughton. As of December 31, 2014, Callon estimates its total proved reserves to be approximately 33 million BOE, a 121% increase over the previous year-end. The proved reserves estimate is comprised of 78% oil and 55% proved developed producing volumes. Included in total proved reserve estimates are 53 (gross) horizontal proved undeveloped locations, representing less than two years of drilling activity assuming the pace of the Company's 2015 operational plan. As of December 31, 2014, the Company had only one remaining vertical proved undeveloped location included in its proved reserves report due to Callon's intention to develop the reserve base with horizontal wells.

	December 31,
	2014	2013
Proved developed(a)
Oil (thousand barrels, "MBbls")	14,006	5,960
Natural gas (million cubic feet, "MMcf")	25,171	9,059
Thousand BOE ("MBOE")	18,201	7,470
Proved undeveloped
Oil (MBbls)	11,726	5,938
Natural gas (MMcf)	17,377	8,692
MBOE	14,622	7,387
Total proved
Oil (MBbls)	25,732	11,898
Natural gas (MMcf)	42,548	17,751
MBOE	32,824	14,857
Financial information
Estimated pre-tax future net cash flows (b)	$1,330,628	$680,627
Pre-tax discounted present value (PV-10) (b) (c)	$629,680	$301,144
Standardized measure of discounted future net cash flows (b) (c)	$582,054	$283,946

Note: Callon's estimated proved reserves as of December 31, 2013 were audited by Huddleston & Co. and were neither reviewed nor audited by DeGolyer & MacNaughton.

(a)	All of 2014 proved developed volumes are classified as proved developed producing.
(b)	Includes a reduction for estimated plugging and abandonment costs that is reflected as a liability on the Company's balance sheet, in accordance with accounting for asset retirement obligations rules.
(c)

The Company uses the financial measure "Pre-tax discounted present value" which is a non-GAAP financial measure. The Company believes that Pre-tax discounted present value, while not a financial measure in accordance with GAAP, is an important financial measure used by investors and independent oil and gas producers for evaluating the relative value of oil and natural gas properties and acquisitions because the tax characteristics of comparable companies can differ materially. The total standardized measure calculated in accordance with the guidance issued by the FASB for disclosures about oil and gas producing activities for our proved reserves are calculated using the following input assumptions:

	2014	2013
Estimated discounted future income taxes relating to such future net revenues (millions)	$ 47.6	$ 17.2
Oil prices (per Bbl; adjusted to reflect all field-specific deductions and premiums including transportation, location differentials and crude quality)	$ 86.30	$ 92.16
Natural gas prices (per Mcf; adjusted to reflect Btu content, transportation & field-specific fees)	$ 6.38	$ 5.45

Commodity Risk Management

Callon recently restructured its portfolio of benchmark West Texas Intermediate oil hedges for 2015 and separately entered into new swap arrangements. The Company converted all of its three-way collars and deferred premium put spreads into new swap contracts with fixed swap prices that received a premium to prevailing swap price levels at the time to reflect the value of the monetized put spreads embedded in the converted non-swap structures. Following the restructuring transaction and addition of new swap contracts, Callon currently has an average of 4,165 barrels of oil per day, or approximately 63% of its total estimated oil volumes, hedged at a weighted average swap price of $70.89 per barrel for calendar year 2015.

In addition, Callon recently entered into basis differential swaps that provide for a fixed price spread between the Midland and NYMEX prices for West Texas Intermediate oil. The Company hedged an average of approximately 4,120 barrels of oil per day from March 2015 to December 2015 at a weighted average Midland swap spread of ($2.39) per barrel.

Presently, Callon's hedging portfolio includes the following:

	2015 Average Daily Volumes
	1Q	2Q	3Q	4Q
Oil
Swap contracts
Volume (Bbl per day)	4,469	4,500	4,150	3,550
Average NYMEX swap price	$74.16	$70.79	$70.76	$67.12

Midland Basin Oil Differential
Volume (Bbl per day)	1,688	4,400	4,150	3,550
Swap price spread to NYMEX	($2.41)	($2.40)	($2.39)	($2.38)

Natural Gas
Swap contracts
Volume (MMBtu per day)	3,009	2,599	2,384	2,483
Average NYMEX swap price	$3.98	$3.98	$3.98	$3.96

Collar contracts with short puts("three-way" collar)
Volume (MMBtu per day)	2,750	2,500	2,250	1,750
Average NYMEX price
Ceiling	$4.67	$4.32	$4.32	$4.32
Floor	$4.00	$3.85	$3.85	$3.85
Short put	$3.50	$3.25	$3.25	$3.25

Short call contracts
Volume (MMBtu per day)	1,200	1,200	1,200	1,200
Average NYMEX price	$5.00	$5.00	$5.00	$5.00

About Callon Petroleum

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the "News Releases" link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production, and associated returns on capital, future increases in production, the Company's 2014 and 2015 guidance, capital budget amounts, reserve quantities and the present value thereof, the implementation of the Company's business plans and strategy, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC's website at www.sec.gov.

For further information contact:
Joe Gatto
Chief Financial Officer, Senior Vice President and Treasurer
1-800-451-1294